Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust and subsidiaries for the three-month periods ended March 31, 2010 and 2009, as indicated in our report dated May 7, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 is incorporated by reference in Registration Statements of RAIT Financial Trust on Form S-3 (File No. 333-166065, effective on May 7, 2010; File No. 333-152351, effective on August 6, 2008; File No. 333-149340, effective on March 13, 2008; File No. 333-144603, effective on July 16, 2007 and post effective amendment effective April 25, 2008) and Form S-8 (File No. 333-151627, effective June 13, 2008; File No. 333-125480, effective on June 3, 2005; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

May 7, 2010